EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of ABN AMRO Holding N.V., ABN AMRO Bank N.V., LaSalle Funding LLC, ABN AMRO Capital Funding Trusts V-IX, and ABN AMRO Capital Funding LLCs V-IX for the registration of USD 6,500,000,000 aggregate amount of the securities listed in the Prospectus and to the incorporation by reference therein of our report dated March 14, 2003, with respect to the consolidated financial statements and schedules of ABN AMRO Holding N.V., The Netherlands, included in its Annual Report (on Form 20-F) for the year ended December 31, 2002, and dated March 28, 2003, filed with the Securities and Exchange Commission.

Amsterdam, The Netherlands
April 11, 2003

/s/ Ernst & Young

Ernst & Young Accountants